Exhibit 99.1

MSG NETWORKS INC. REPORTS

FISCAL 2019 THIRD QUARTER RESULTS

Fiscal 2019 third quarter revenues of $195.1 million

Fiscal 2019 third quarter operating income of $82.5 million

Fiscal 2019 third quarter adjusted operating income of $88.7 million

NEW YORK, N.Y., May 2, 2019 – MSG Networks Inc. (NYSE: MSGN) today reported financial results for the fiscal third quarter ended March 31, 2019.

For the fiscal 2019 third quarter, MSG Networks Inc. generated revenues of $195.1 million, an increase of 5% as compared with the prior year period. In addition, the Company generated operating income of $82.5 million, adjusted operating income of $88.7 million and net income of $54.2 million.(1)

President and CEO Andrea Greenberg said, “We had another quarter of solid financial results, which included a robust year-over-year increase in advertising revenue as our exclusive live sports content attracted new advertising partners and helped drive incremental revenue opportunities. Looking ahead, we remain confident that we are well-positioned to generate long-term value for our shareholders.”

Fiscal Year 2019 Third Quarter Results

(In thousands, except per share data)

Three Months Ended March 31, 2019
Revenues	$195,105
Operating income	82,481
Adjusted operating income	$88,657
Net Income	54,235
Diluted EPS	$0.72

(1)	See page 3 of this earnings release for the definition of adjusted operating income included in the discussion of non-GAAP financial measures.

Summary of Reported Results from Operations

Fiscal 2019 third quarter total revenues of $195.1 million increased 5%, or $8.5 million, as compared with the prior year period. Affiliation fee revenue increased $3.2 million, primarily due to higher affiliation rates, partially offset by the impact of a decrease in subscribers of less than 4% as compared with the prior year period. Advertising revenue increased $6.1 million, primarily due to a lower net increase in deferred revenue related to ratings guarantees, higher per-game sales from the telecast of live professional sports programming and increased sales from the Company’s branded content initiatives, partially offset by the impact of fewer live professional sports telecasts as compared with the prior year period. Other revenues decreased $0.7 million as compared with the prior year period.

Direct operating expenses of $82.1 million increased 2%, or $1.8 million, as compared with the prior year period. The increase was primarily due to higher rights fees expense, mainly a result of annual contractual rate increases. This was partially offset by a decrease in other programming-related costs.

Selling, general and administrative expenses of $28.7 million increased 23%, or $5.4 million, as compared with the prior year period, primarily due to higher employee compensation and related benefits (including share-based compensation expense) and advertising and marketing costs, as well as a higher provision for doubtful accounts.

Operating income of $82.5 million increased 2%, or $1.9 million, as compared with the prior year period, primarily due to the increase in revenues, partially offset by higher selling, general and administrative expenses (including share-based compensation expense) and, to a lesser extent, higher direct operating expenses.

Adjusted operating income of $88.7 million increased 3%, or $2.9 million, as compared with the prior year period, primarily due to the increase in revenues, partially offset by higher selling, general and administrative expenses (excluding share-based compensation expense) and, to a lesser extent, higher direct operating expenses.

About MSG Networks Inc.

MSG Networks Inc., a pioneer in sports media, owns and operates two award-winning regional sports and entertainment networks and a companion streaming service that serve the nation’s number one media market, the New York DMA, as well as other portions of New York, New Jersey, Connecticut and Pennsylvania. The networks feature a wide range of compelling sports content, including exclusive live local games and other programming of the New York Knicks, New York Rangers, New York Islanders, New Jersey Devils and Buffalo Sabres, as well as significant coverage of the New York Giants and Buffalo Bills. This content, in addition to a diverse array of other sporting events and critically acclaimed original programming, has established MSG Networks as the gold standard in regional sports, with more than 150 New York Emmy Awards over the past 10 years.

Non-GAAP Financial Measures

We define adjusted operating income, which is a non-GAAP financial measure, as operating income before 1) depreciation, amortization and impairments of property and equipment and intangible assets, 2) share-based compensation expense or benefit, 3) restructuring charges or credits and 4) gains or losses on sales or dispositions of businesses. Because it is based upon operating income, adjusted operating income also excludes interest expense (including cash interest expense) and other non-operating income and expense items. We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the Company without regard to the settlement of an obligation that is not expected to be made in cash.

We believe adjusted operating income is an appropriate measure for evaluating the operating performance of our Company. Adjusted operating income and similar measures with similar titles are common performance measures used by investors and analysts to analyze our performance. Internally, we use revenues and adjusted operating income measures as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. Adjusted operating income should be viewed as a supplement to and not a substitute for operating income, net income, cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Since adjusted operating income is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of operating income to adjusted operating income, please see page 6 of this release.

The Company defines Free Cash Flow (“Free Cash Flow”), which is a non-GAAP financial measure, as net cash provided by operating activities less capital expenditures, both of which are reported in our Consolidated Statement of Cash Flows. The Company believes the most comparable GAAP financial measure is net cash provided by operating activities. The Company believes that Free Cash Flow is useful as an indicator of its overall ability to generate liquidity, as the amount of Free Cash Flow generated in any period is representative of cash that is generated for debt repayment, investment, and other discretionary and non-discretionary cash uses. The Company also believes that Free Cash Flow is one of several benchmarks used by analysts and investors for comparison of the Company’s generation of liquidity with other companies in the industry, although the Company’s measure of Free Cash Flow may not be directly comparable to similar measures reported by other companies. For a reconciliation of Free Cash Flow to net cash provided by operating activities, please see page 8 of this release.

Forward Looking Statements

This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results, developments and events may differ materially from those in the forward-looking statements as a result of various factors, including financial community perceptions of the Company and its business, operations, financial condition and the industry in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

# # #

Contacts:

Kimberly Kerns	Ari Danes, CFA
Communications	Investor Relations
(212) 465-6442	(212) 465-6072

Conference Call Information:

The conference call will be Webcast live today at 10:00 a.m. ET at www.msgnetworks.com

Conference call dial-in number is 877-883-0832 / Conference ID Number 8555508

Conference call replay number is 855-859-2056 / Conference ID Number 8555508 until May 9, 2019

MSG NETWORKS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2019	2018	2019	2018
Revenues	$195,105	$186,568	$552,483	$525,246
Direct operating expenses	82,085	80,322	230,210	222,315
Selling, general and administrative expenses	28,734	23,383	76,931	63,255
Depreciation and amortization	1,805	2,279	5,650	7,153

Operating income	82,481	80,584	239,692	232,523
Other income (expense):
Interest income	1,557	1,195	4,571	3,072
Interest expense	(11,658)	(10,932)	(35,273)	(31,817)
Other components of net periodic benefit cost	(413)	(407)	(1,231)	(1,221)

	(10,514)	(10,144)	(31,933)	(29,966)

Income from operations before income taxes	71,967	70,440	207,759	202,557
Income tax benefit (expense)	(17,732)	(23,505)	(62,756)	41,103

Net income	$54,235	$46,935	$145,003	$243,660

Earnings per share:
Basic
Net income	$0.72	$0.62	$1.93	$3.23
Diluted
Net income	$0.72	$0.62	$1.92	$3.21
Weighted-average number of common shares outstanding:
Basic	75,152	75,540	75,041	75,427
Diluted	75,739	76,017	75,712	75,844

MSG NETWORKS INC.

ADJUSTMENTS TO RECONCILE OPERATING INCOME

TO ADJUSTED OPERATING INCOME

(In thousands)

The following is a description of the adjustments to operating income in arriving at adjusted operating income as described in this earnings release:

•

Share-based compensation expense. This adjustment eliminates the compensation expense relating to restricted stock units and stock options granted under our employee stock plan and non-employee director stock plan in all periods.

•	Depreciation and amortization. This adjustment eliminates depreciation, amortization and impairments of property and equipment and intangible assets in all periods.

	Three Months Ended March 31,		Nine Months Ended March 31,
	2019	2018	2019	2018
Operating income	$82,481	$80,584	$239,692	$232,523
Share-based compensation expense	4,371	2,862	13,658	10,581
Depreciation and amortization	1,805	2,279	5,650	7,153

Adjusted operating income	$88,657	$85,725	$259,000	$250,257

MSG NETWORKS INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	March 31, 2019	June 30, 2018
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$182,261	$205,343
Accounts receivable, net	110,619	110,657
Related party receivables, net	30,880	12,100
Prepaid income taxes	2,411	1,134
Prepaid expenses	4,574	4,489
Other current assets	6,157	4,719

Total current assets	336,902	338,442
Property and equipment, net	8,653	10,029
Amortizable intangible assets, net	34,608	37,203
Goodwill	424,508	424,508
Other assets	39,978	39,430

Total assets	$844,649	$849,612

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY
Current Liabilities:
Accounts payable	$427	$1,460
Related party payables	1,130	785
Current portion of long-term debt	98,664	72,414
Income taxes payable	5,593	8,460
Accrued liabilities:
Employee related costs	13,214	15,342
Other accrued liabilities	10,209	8,129
Deferred revenue	2,196	4,626

Total current liabilities	131,433	111,216
Long-term debt, net of current portion	937,457	1,118,017
Defined benefit and other postretirement obligations	26,026	28,170
Other employee related costs	4,602	4,560
Other liabilities	3,928	3,974
Deferred tax liability	244,544	241,417

Total liabilities	1,347,990	1,507,354

Commitments and contingencies
Stockholders’ Deficiency:
Class A Common stock, par value $0.01, 360,000 shares authorized; 61,287 and 61,017 shares outstanding as of March 31, 2019 and June 30, 2018, respectively	643	643
Class B Common stock, par value $0.01, 90,000 shares authorized; 13,589 shares outstanding as of March 31, 2019 and June 30, 2018	136	136
Preferred stock, par value $0.01, 45,000 shares authorized; none outstanding	—	—
Additional paid-in capital	5,487	4,067
Treasury stock, at cost 2,972 and 3,242 shares as of March 31, 2019 and June 30, 2018, respectively	(179,561)	(195,881)
Accumulated deficit	(323,593)	(460,007)
Accumulated other comprehensive loss	(6,453)	(6,700)

Total stockholders’ deficiency	(503,341)	(657,742)

Total liabilities and stockholders’ deficiency	$844,649	$849,612

MSG NETWORKS INC.

SUPPLEMENTAL FINANCIAL INFORMATION

(Dollars in thousands)

(Unaudited)

Summary Data from the Statements of Cash Flows

	Nine Months Ended March 31,
	2019	2018
Net cash provided by operating activities	$142,080	$164,851
Net cash used in investing activities	(3,912)	(1,470)
Net cash used in financing activities	(161,250)	(109,894)

Net increase (decrease) in cash and cash equivalents	(23,082)	53,487

Cash and cash equivalents at beginning of period	205,343	141,087

Cash and cash equivalents at end of period	$182,261	$194,574

Free Cash Flow

	Nine Months Ended March 31,
	2019	2018
Net cash provided by operating activities	$142,080	$164,851
Less: Capital expenditures	(1,912)	(1,470)

Free cash flow	$140,168	$163,381

Capitalization

March 31, 2019
Cash and cash equivalents	$182,261
Credit facility debt(a)	1,040,000

Net debt	$857,739

Reconciliation of operating income to AOI for trailing twelve-month period(b)
Operating Income	$320,327
Share-based compensation expense	17,056
Depreciation and amortization	7,835

Adjusted operating income	$345,218

Leverage ratio(c)	2.5x

(a)	Represents aggregate principal amount of the debt outstanding.
(b)	Represents reported adjusted operating income for the trailing twelve months.
(c)	Represents net debt divided by annualized adjusted operating income, which differs from the covenant calculation contained in the Company’s credit facility.